Exhibit 10.67

Portions of this exhibit have been omitted pursuant to a request for confidential treatment by BioMimetic Therapeutics, Inc.  The omitted portions, marked by **, have been separately filed with the Securities and Exchange Commission.

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into as of July 17, 2010 (the “Effective Date”), by and between BioMimetic Therapeutics, Inc., a Delaware corporation with its principal address at 389 Nichol Mill Lane, Franklin, TN  37067 (“BMTI”) and Integra LifeSciences Corporation, 311 Enterprise Drive, Plainsboro, New Jersey  08536 (“Integra”)

WHEREAS, Integra manufactures the Product (as hereinafter defined) using Integra’s Intellectual Property Rights (as hereinafter defined); and

WHEREAS, BMTI wishes to purchase such Product in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

1.           DEFINITIONS

“BMTI Product” shall mean recombinant human growth factor, rhPDGF(BB) made or distributed by BMTI incorporating the Product as a component solely for use in the Field.

“Extension Term” shall have the meaning ascribed to it in Section 8(a).

“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

“Field” shall mean rotator cuff and anterior cruciate ligament repair surgeries.

“Intellectual Property Rights” shall mean all patent rights, copyrights, rights of publicity, trademark, trade dress and service mark rights, trade secret rights and other intellectual property rights, as may now exist or hereafter come into existence, and all applications therefor and registrations, renewals and extensions thereof, under the laws of any state, country, territory or other jurisdiction.

“Initial Term” shall have the meaning ascribed to it in Section 8(a).

“Inventions” shall mean any idea, design, concept, technique, invention, discovery, work of authorship, modification, improvement, or derivative work, regardless of patentability.

“Product” shall mean a collagen sponge which will have the specifications equivalent to Integra’s CollaTape ** product, produced according to Product Specifications and private labeled for BMTI as mutually agreed upon by the parties.

“Product Specifications” shall mean the written specifications for the Product set forth in Exhibit A. The Product Specifications are Integra’s product specifications for Collatape as produced by Integra as of the Effective Date, with labeling added as mutually agreed upon by BMTI and Integra.

“QSRs” shall mean the then-current FDA quality system regulations applicable to medical device companies covering the design, manufacturing, testing requirements under an established quality system in compliance with 21 CFR 820 and ISO 13485:2003.

“Term” shall have the meaning ascribed it in Section 8(a).

“Transfer Price” shall mean the price for the Product set forth in Exhibit B.

2.           SUPPLY OF PRODUCT

(a)           Product.  During the Term of this Agreement, Integra agrees to sell and BMTI agrees to purchase the Product in accordance with the terms of this Agreement and the Product Specifications.  BMTI shall purchase the Products solely for inclusion and subsequent sale as part of, the BMTI Products solely for use in the Field and shall not sell or use, directly or indirectly, the Products for any other purpose in the Field or for any purpose whatsoever outside the Field.  Integra shall be responsible for testing the Product to ensure it meets Product Specifications and that such test procedures are validated in accordance with applicable U.S. FDA, Canadian and EU regulatory standards.

(b)           Exclusivity.  Upon meeting all regulatory requirements and approval from the FDA and such other applicable regulatory agencies, BMTI will package and market the BMTI Product for use in the Field.  BMTI will at all times during the term of this Agreement be required to purchase and use the Product from Integra on an exclusive basis for applications with recombinant human platelet derived growth factor, rhPDGF(BB) inside the Field and may not commercialize collagen products similar to the Product from any third party for use with rhPDGF(BB) inside the Field.  BMTI shall be permitted to continue to purchase and use similar products to the Product for applications with recombinant human platelet derived growth factor, rhPDGF(BB) outside the Field, provided that in no event may BMTI use any Integra confidential information, including without limitation, Integra confidential information about the Products or the Product Specifications.

Integra shall be entitled to sell its Product or any other collagen product to any third party for any purpose (inside and outside the Field) without any restrictions whatsoever.

 (c)           Regulatory Clearance of BMTI Product; Reports.  BMTI agrees that it will use its commercially reasonable efforts to commercialize the BMTI Products.  In the event that BMTI does not produce a commercially salable BMTI Product by **, Integra shall have the right to terminate BMTI’s right to use the Product in the Field.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

BMTI will be responsible and shall bear all costs for FDA and other regulatory authority filings to obtain marketing clearance for the BMTI Product; provided however, that Integra shall reasonably assist BMTI in accordance with this paragraph when necessary to obtain such clearance.  The Product’s design history file will be owned at all times by Integra, but may be used by BMTI to support any filings.  Integra shall be obligated to assist BMTI with regulatory filings after BMTI has agreed to the costs and expenses associated with Integra’s assistance and has paid such costs and expenses.  Integra will provide the FDA with access to Integra’s files, but shall not be obligated to permit BMTI to review certain confidential files, including without limitation, the design history files or processing information for the Product.  Integra agrees to provide BMTI with a description of the Product, its quality systems and a copy of its FDA PMA Approval Letter for CollaTape, FDA Establishment Registration ISO 13485:2003 certificate, and CE Mark Certification.

During the Term, BMTI shall keep Integra informed of its activities regarding its use of the Products, including without limitation, plans for filing a product registration for BMTI Products, at least ninety (90) days prior to such filing(s) or the commercialization of the BMTI Products.  Not later than March 1 of each calendar year, BMTI shall provide Integra with a report summarizing BMTI’s development efforts for BMTI Products during the prior calendar year.  When the registration package request approval for commercial sale of BMTI Products is first filed in the United States, Canada and the European Union, and in each case where approval therefor is received, BMTI shall notify Integra in writing within thirty (30) days after such filing and after receipt of such approval.

(d)           Product Quality Systems.  BMTI will prepare all necessary documentation for worldwide marketing approvals, including but not limited to FDA, Health Canada and EU, for the BMTI Product as specified by each of these regulatory authorities. Integra shall permit (i) BMTI to conduct onsite conference room audits relating to Integra’s manufacturing facilities or (ii) a third party acceptable to Integra engaged by BMTI (at BMTI’s expense) to conduct audits of Integra’s manufacturing facilities, subject to confidentiality agreements acceptable to Integra (which prohibit such third party from sharing certain Integra Confidential Information with BMTI) and shall permit all applicable regulatory bodies to audit its facilities in accordance with regulatory authority requests.  Such audits shall be limited to three business days at a time acceptable to Integra.  BMTI may not enter the manufacturing areas of Integra’s facilities, but may have a quick tour of such areas as Integra deems appropriate in its sole discretion (which shall not include the manufacturing or clean room facilities).  Integra will be responsible for (i) producing Product according to Product Specifications and (ii) maintaining Integra’s U.S. FDA, Canadian and EU registrations with respect to the Product and FDA and EU quality system certification in good standing with respect to the Product.

3.           TERMS OF PURCHASE OF PRODUCT BY BMTI

(a)           Terms and Conditions.  All purchases of the Product by BMTI from Integra during the Term of this Agreement shall be subject to the terms and conditions of this Agreement.

(b)           Prices.  The price to BMTI for the Product shall be the Transfer Price.  Integra may increase the Transfer Price once in any calendar year by giving BMTI thirty (30) days advance written notice of such increase. Increases to the Transfer Price shall apply to all orders shipped after the effective date of such increase. Each such Transfer Price increase shall not exceed the greater of (i) **% or (ii) ** (such an extraordinary increase must be agreed to by both Parties prior to implementation).

(c)           Distribution fee.  In addition to the Transfer Price set forth in Section 3(b), upon marketing approval of the BMTI Product, BMTI shall pay a distribution fee to Integra equal to **% of the Net Sales Price of the BMTI Product.  “Net Sales Price” shall be equal to the amount invoiced by BMTI or any agent, affiliate, or distributor to any end user of the BMTI Product, not to include any shipping costs or taxes; less usual, customary and reasonable trade, cash or quantity discounts actually allowed and taken and amounts repaid, or credited by reason of rejections, defects, recalls and returns.

Distribution fee payments shall be paid as provided in Section 3(g).

BMTI shall deliver to Integra not later than thirty (30) days after the end of each calendar quarter, a written report showing its computation of the distribution fee payments due under this Agreement during the calendar quarter ending just prior to the delivery of the report.  During the Term and for three years thereafter, BMTI shall keep full, true and accurate books of accounts and other records containing all information and data in sufficient detail necessary to ascertain and verify the distribution fee payments payable hereunder.  During the Term and for one year thereafter, Integra shall have the right from time to time to appoint an independent auditor reasonably acceptable to BMTI to inspect such books, records, and supporting data.  In the event that the records reveal that BMTI has paid Integra less than 99% of the amount due to Integra for distribution fee payments, BMTI shall pay the costs of the audit plus any interest on any late distribution fee payments in accordance with Section 3(g) of this Agreement.

(d)           Taxes.  The Transfer Price does not include any foreign, federal, state or local taxes that may be applicable to the sale of the Product to BMTI.  In the event that such taxes are applicable and Integra has the legal obligation to collect such taxes, Integra shall be entitled to add to BMTI’s invoice the amount of such taxes and BMTI shall pay such amount unless BMTI provides Integra with a valid tax exemption certificate authorized by the appropriate taxing authority.  In the event that any withholding or other sales taxes or duties are required to be deducted from any payment to Integra under applicable law, then BMTI shall pay Integra such additional amount as shall cause the net amount of the aggregate payment to Integra, after giving effect to such deduction, to equal the amount of the payment otherwise due to Integra under this Agreement, and shall indemnify and hold harmless Integra against any additional such sales taxes that might be determined to be due in connection with the transactions contemplated herein.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(e)          Forecasts; Order and Acceptance.

(i)           Forecasts.  Upon execution and delivery of this Agreement, BMTI agrees to provide Integra with an annual rolling forecast setting forth the quantity and delivery requirements for the Products required in each calendar quarter in such annual period.  The first quarter of each such forecast shall be binding on BMTI and shall constitute a firm order for BMTI.  Not later than the last day of each calendar quarter, BMTI shall submit an updated rolling forecast which shall not increase the amounts set forth in the second, third and fourth quarter of the prior rolling forecast by more than ** percent (**%), and which shall not reduce the amounts set forth in the second, third and fourth quarter of the prior rolling forecast by more than ** percent (**%), without the prior written consent of Integra.  In addition, not later than the anniversary date of the Effective Date, BMTI shall provide to Integra a non-binding three year long range forecast of quarterly demand estimates.  BMTI shall not order more than ** units of Product in any calendar quarter, provided however, that if BMTI desires to order more than ** units of Product in any calendar quarter, BMTI shall notify Integra of its request, stating the quantities required and the dates by which their delivery is desired.  If Integra responds in writing accepting such request, then BMTI shall be obligated to purchase all such quantities as a firm order.  The terms of this Agreement shall govern such additional purchases.

In the event that BMTI fails to provide a calendar quarterly forecast for a particular calendar quarter, the last forecasted amount for such quarter shall become a firm order.  Failure to provide calendar quarter forecasts for two (2) consecutive quarters shall be considered a material breach of this Agreement.

(ii)          Orders; Supply.

(A)        Integra will not stock Product in inventory for purchase by BMTI, but will make Products based on BMTI’s firm purchase orders.  BMTI will be obligated to purchase Product for which it has issued a firm order, whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order.  All orders for the Product submitted by BMTI shall be initiated by written purchase orders provided to Integra no more frequently than monthly, provided however, that no requested delivery date shall be sooner than ninety (90) days from the date of the purchase order.  The purchase orders shall specify quantity of Product, requested delivery date, delivery location and any other special instructions (provided such special instructions comply with this Agreement and are acceptable to Integra).  No purchase order shall be binding upon Integra until accepted by Integra in writing, and Integra shall have no liability to BMTI with respect to purchase orders that are not accepted, provided that any purchase orders that are not rejected within fifteen (15) business days of receipt shall be deemed accepted.

**  Integra may refuse to accept, in whole or in part, any purchase order which is refused because of any payment default by BMTI or because such purchase order is inconsistent with this Agreement.  Integra shall use commercially reasonably efforts to deliver Product to BMTI no later than ninety (90) days from the date of accepted purchase orders.  However, reasonable delay in shipment (where any delay of thirty (30) days or less after scheduled shipment shall be presumed reasonable) shall not relieve BMTI of its obligation to accept such shipment.

(B)         **As soon as practicable and commercially reasonable, Integra will endeavor to **, if desired by BMTI.  ** for any reason, and provided that BMTI is not in breach of this Agreement **.  In no event shall Integra have any obligation to divulge to BMTI or any third party any Integra intellectual property, know-how or any other information regarding the Product, nor shall BMTI be permitted to divulge to any third party the Product Specifications for the Product.  BMTI also agrees not to reverse engineer the Product.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(C)           Notwithstanding Section 3(e)(ii)(A) and (B), **.  Except in the case of Integra’s failure to supply under Section 8(e)(ii), BMTI’s sole and exclusive remedy for such default shall be the right to terminate this Agreement, in its sole discretion, and BMTI shall have no other rights or remedies for such default by Integra.

(f)           Terms of Purchase Orders.  Nothing contained in any purchase order of BMTI or sales acceptance or similar instrument of Integra shall in any way modify the purchase terms contained in this Agreement or add any additional terms or conditions (except for identification of Product, quantity and delivery date consistent with this Agreement).

(g)           Payment.    Payment terms for Products shall be net thirty (30) days from receipt of invoice by BMTI, and payment shall be made by wire transfer, check or other instrument approved by Integra.  Invoices will be sent to BMTI on shipment of Product. Distribution fee payments shall be due and owing upon invoice to purchaser (end-users, distributors, representatives and other third parties) and shall be paid on a quarterly basis, thirty (30) days after the end of each calendar quarter.

Any amount which is not paid when due shall be subject to a service charge at the lower of the rate of one percent (1.0%) per month or the maximum rate permitted by law.  In the event that BMTI fails to fulfill the terms of payment, Integra may decline to manufacture Products or make further deliveries except upon receipt of cash or satisfactory security.  Acceptance and endorsement by Integra of any instrument for less than the full amount Integra claims to be due and payable to it under this Agreement shall not be deemed to be an admission of payment in full, and any conditions to the contrary that are noted on such instrument shall not be binding on Integra.

(h)           Shipping.  All prices for the Product are F.O.B. Integra’s designated facility.  All Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Integra’s customary shipping cartons, marked for shipment at Integra’s manufacturing plant to one carrier (which shall be selected by BMTI in advance; provided that if BMTI does not select a carrier, Integra shall choose one) (the “Carrier”), and delivered to the Carrier, at which time title to such Product and risk of loss shall pass to BMTI.  The Certificate of Analysis may be sent separately to BMTI before shipment, or with the shipping documents.  In addition to the Certificate of Analysis, shipping documents shall include, at a minimum, a Certificate of Compliance to specific listed quality standards and a packing list which specifically refers to the BMTI purchase order number.  Upon delivery to the Carrier, BMTI shall assume full responsibility regarding importing, unloading, discharge, storage, handling and use of the Product supplied to BMTI by Integra hereunder.  All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by BMTI.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

 4.           REJECTION OF PRODUCTS

BMTI will have the right to reject any Product that does not materially conform with the Product Specifications.  Any Product not properly rejected within fifteen (15) business days of receipt of that Product by BMTI (the “Rejection Period”) shall be deemed accepted, subject to the warranties set forth herein.  To reject a Product, BMTI shall, within the Rejection Period, notify Integra of its rejection in writing.  If Integra agrees with BMTI’s determination that such Product does not meet the Product Specifications, Integra will notify BMTI as to appropriate action with respect to the Product. If Integra so requests, BMTI shall return to Integra the rejected Product, freight prepaid, in its original shipping carton.  As promptly as possible but no later than thirty (30) days after receipt of properly rejected Product or other disposal of Product as instructed by Integra, Integra shall, at its expense and in its sole discretion, credit, refund or replace the Product; provided, however, that Integra reserves the right to refuse to accept any rejected Product that (i) did not fail to meet the Product Specifications or (ii) was damaged during shipment.  BMTI shall pay for and ship the Product back to Integra, and Integra shall reimburse BMTI for such shipping charges for properly rejected Product; otherwise, BMTI shall be responsible for the shipping charges for the return of Product that were not properly rejected.  BMTI will not be required to pay for any properly rejected item, or its shipping costs or any other costs related thereto, that is not replaced within 30 days.  After the Rejection Period, other than with respect to warranty claims, BMTI may not return a Product to Integra for any reason without Integra’s prior written consent.

If Integra does not agree with BMTI’s determination that the Product does not materially conform to the Product Specifications, the parties shall submit samples of the Product in question to a mutually acceptable independent testing laboratory for evaluation to determine whether the Product complies with the Product Specifications.  BMTI shall pay to engage such independent testing laboratory, subject to reimbursement by Integra should the results of the evaluation support BMTI’s contention that the Product does not materially conform to the Product Specifications.  The results of such evaluation shall be deemed conclusive of the matter, and the non-prevailing party shall bear the cost of the evaluation.

No claim shall be allowed after BMTI has used the Product in any manner, other than in determining whether or not the Product in question complies with the Product Specifications.

In the event that the deviation from the Product Specifications occurs because of conduct of the Carrier, Integra shall not be obligated to replace the affected Product.

5.           WARRANTIES

(a)           Limited Warranties.

(i)           Regulatory Compliance.  Integra represents and warrants to BMTI that all Product shipped to BMTI under this Agreement shall, at the time of shipment, (i) have been manufactured, labeled, packaged and tested in accordance with the Product Specifications and (ii) meet the Product Specifications through the expiration date of the Product (provided that BMTI complies with all instructions and requirements regarding the transportation, use and storage of the Products).  BMTI and Integra will develop a mutually acceptable quality agreement to cover additional specific quality related responsibilities.  Both Parties agree to comply with such quality agreement between the parties.

(ii)          Product Warranty.  Integra represents and warrants to BMTI that the Product supplied to BMTI hereunder shall conform to the Product warranty attached hereto as Exhibit C for the period described therein (the "Warranty Period") and subject to the exceptions, exclusions and disclaimers set forth therein.  Subject to BMTI’s compliance with all instructions and requirements regarding the use and storage of Product, including but not limited to expiration date restrictions, as BMTI's exclusive remedy under the foregoing warranty, Integra agrees to repair or replace any Product sold hereunder that does not conform to the Product warranty and of which defect Integra is notified in writing within the Warranty Period (as provided in the warranty set forth as Exhibit C).  The foregoing warranty does not apply to any non-conformity of Product resulting from alteration, misuse, abuse (including unusual physical, chemical or electrical stress), accident, mishandling or storage of Product in an improper environment after transfer of Product to BMTI or resulting from factors set forth in the Product warranty attached hereto as Exhibit C.

(b)           No Other Warranty.  EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE, INTEGRA GRANTS NO WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND INTEGRA SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE AND WARRANTIES OF NONINFRINGEMENT.

BMTI ASSUMES ALL RISK AND LIABILITY FOR RESULTS OBTAINED BY THE USE OF INTEGRA PRODUCTS, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER PRODUCTS.

6.           LIMITATION OF LIABILITY.

EXCEPT AS PROVIDED IN THE THIRD PARAGRAPH OF THIS SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES OR LOST PROFITS OR FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, HOWEVER CAUSED, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.    INJURY TO A THIRD PARTY BY USE OF THE PRODUCTS ALONE, OR IN CONJUNCTION WITH THE BMTI PRODUCTS, SHALL NOT BE DEEMED INDIRECT, INCIDENTIAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES HEREUNDER.

EXCEPT AS PROVIDED IN THE THIRD PARAGRAPH OF THIS SECTION 6, INTEGRA’S LIABILITY IN THE AGGREGATE UNDER AND WITH RESPECT TO THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT AND ANY INTEGRA PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED, PRODUCT LIABILITY, OR STRICT LIABILITY OF INTEGRA) SHALL IN NO EVENT EXCEED THE CONSIDERATION PAID TO INTEGRA FOR THE INTEGRA PRODUCTS IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH THE LIABILITY ARISES.

THE LIMITATIONS SET FORTH IN THE FIRST AND SECOND PARAGRAPH OF THIS SECTION 6 DO NOT APPLY TO: (I) DAMAGES OCCASIONED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY; (II) CLAIMS THAT ARE THE SUBJECT OF THIRD PARTY INDEMNIFICATION UNDER THIS AGREEMENT; AND (III) DAMAGES OCCASIONED BY A PARTY’S BREACH OF ITS OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY.

7.           ADDITIONAL OBLIGATIONS OF INTEGRA

(a)            Integra will manufacture the Product in accordance with (i) the Product Specifications and (ii) applicable QSRs, ISO 13485:2003 and CE requirements for ** applications of the Product approved as of the Effective Date, all as may be amended from time to time.  Integra shall not be obligated to make any changes to the Product for BMTI, except that, at BMTI’s request prior to regulatory approval of the BMTI Product, Integra and BMTI will negotiate one change to a smaller size (but not the shape) of the Product, and the price for such smaller size.  Integra is obligated to make such change in size only after the Parties have agreed to the pricing for such smaller size acceptable to Integra.  The Parties will document the smaller size and price for such smaller size in writing as an amendment to this Agreement.  After agreeing to the pricing for such smaller size, Integra shall only be required to produce that smaller size of the Product, unless the Parties reach further agreement pursuant to the next succeeding sentence of this paragraph.  If BMTI desires to make any other change to the Product or to have multiple sizes or shapes of the Product and Integra is willing to make those changes, BMTI must pay all costs and expenses associated with any such changes before Integra agrees to make such changes.  Integra agrees to notify BMTI in writing regarding any changes to the Product or the Product Specifications.

(b)           In the event of an inspection by the FDA or audit by other regulatory authorities at Integra which involves or could materially impact the Product, Integra shall promptly notify BMTI of the receipt of a notice of the audit.  Pursuant to such notice of audit, Integra shall provide BMTI with a summary of all information that involves the Product contained in the audit report and any response provided by Integra.  In the event of an audit by the FDA or other regulatory authority at BMTI which involves the Product or the BMTI Product or the GMP facility where the BMTI Product is manufactured, BMTI shall promptly notify Integra of the receipt of a notice of the audit.  Pursuant to such notice of audit, BMTI shall provide Integra with a copy of that portion of the audit report from the applicable regulatory agency and any response provided by BMTI which relate to the Product or the BMTI Product.

(c)           Integra shall provide BMTI access to quality system records in a conference room audit only and shall provide a third party access to the manufacturing site for the Product as provided, and under the conditions set forth, in Section 2(d), for the purpose of auditing and reviewing the sites for compliance with the requirements of the QSRs and ISO 13485: 2003.  Such review shall be made during regular business hours, with at least thirty (30) days notice and such review may be conducted no more frequently have once per calendar year.  Integra shall respond to any written findings under such review in writing within thirty (30) days, unless otherwise agreed.  BMTI shall have the right to re-review any specific records to establish that any findings have been corrected.  If a regulatory agency or notified body requests from BMTI additional quality system records which are maintained by Integra, Integra shall provide such quality records directly to the regulatory agency if the quality records or information requested is confidential to Integra.  If the quality records or information is not confidential, Integra will provide such records or information to BMTI upon request.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(d)           BMTI shall have the right to decide whether to conduct a field corrective action, market withdrawal or recall, and to conduct a such field correction, market withdrawal or recall of, a BMTI Product or to issue an advisory letter regarding reliability of or defects in a BMTI Product.  Each party shall notify the other party in a timely manner as to any perceived need to conduct a field correction action, recall or market withdrawal or to issue an advisory letter with respect to either the Products or the BMTI Products. The parties shall endeavor to reach an agreement prior to BMTI conducting any such field correction, market withdrawal or recall or issuing any such advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with applicable regulatory requirements, including without limitation, FDA or CE Mark requirements, but such agreement shall not be a precondition to any action that either party deems necessary to protect users of the BMTI Product or to comply with any applicable governmental orders or requirements. Integra shall notify BMTI promptly of all recalls or market withdrawals of the Product (a) manufactured using the same or substantially similar manufacturing processes or (b) processed in the same facilities.  Such notification shall be no more than 48 hours after such action has been initiated.

If the recall, market withdrawal or field correction of any BMTI Product is required because of a negligent act or negligent omission of Integra with respect to the Product, Integra shall reimburse BMTI for all documented out-of-pocket direct costs associated with withdrawal of the BMTI Product from the market.  If the recall, market withdrawal or field correction of any BMTI Product or Product is required for any reason other than a negligent act or negligent omission of Integra, BMTI will bear all costs associated with the market withdrawal of the BMTI Product from the market and shall reimburse Integra for all documented out-of-pocket direct costs.

If such recall, market withdrawal or field correction is required because of a negligent act or negligent omission of Integra with respect to the Product and of BMTI with respect to the BMTI Product or the Product, BMTI shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expenses of such recall.

8.           TERM AND TERMINATION

(a)           Term.  This Agreement shall commence on the Effective Date and continue in full force and effect for a period of seven (7) years thereafter (the “Initial Term”); provided that the Agreement may be terminated earlier as set forth in this Agreement.  After the Initial Term, the Agreement shall automatically renew for additional two (2) year terms (“Extension Terms”), provided that either party may terminate this Agreement at the end of the Initial Term or after the Initial Term by providing to the other party written notice of its intent to terminate at least six (6) months prior to proposed termination date.  The Initial Term and any Extension Terms shall be referred to herein as the “Term”.

(b)           Termination for Cause.  If either party defaults in the performance of any material provision of this Agreement, then the nondefaulting party may give written notice to the defaulting party that if the default is not cured within the “Cure Period,” which shall be:  (i) fifteen (15) business days after receipt of written notice, in the event of a breach of a payment provision (which shall be deemed a material provision), or (ii) thirty (30) days after receipt of written notice, in the event of a breach of a provision other than a payment provision, the Agreement may be terminated by the nondefaulting party.  If the nondefaulting party gives such notice and the default is not cured during such Cure Period, then any time after at the end of such Cure Period, the nondefaulting party may terminate this Agreement (which termination shall be effective immediately upon defaulting party’s receipt of written notice of termination).

(c)           Termination for Insolvency.  This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon either party’s making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

(d)           Termination for Failure to Produce Commercially Salable BMTI Product.  Integra shall have the termination right set forth in Section 2(c).

(e)           Effect of Breach or Termination.

(i)           Accrued Obligations.  Except as set forth in Section 3(e)(ii)(C), termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination and shall not preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  Except for Integra’s failure to supply pursuant to Section 8(e)(ii), BMTI’s sole and exclusive remedy for ** pursuant to the terms of this Agreement is set forth in Section 3(e)(ii)(C).  BMTI’s remedies for Integra’s failure to supply pursuant to Section 8(e)(ii) shall be subject to the terms and conditions of this Agreement, including without limitation, the limitations of liability set forth in Section 6 of this Agreement.

           (ii)           Minimum Supply Requirements upon Certain Terminations.  In the event of (A) a termination by BMTI for cause under Section 8(b) or (B) Integra’s termination of this Agreement at the end of the Initial Term or after the Initial Term under Section 8(a) without cause, BMTI shall be entitled to request in a writing accompanied by an attached firm purchase order that Integra provide BMTI with Product in a quantity not to exceed the Termination Quantity (as defined below).  BMTI must give such written request (with accompanying firm purchase order) to Integra within thirty (30) days after BMTI gives Integra notice, or Integra gives BMTI notice, as the case may be, of the terminations described in clauses (A) and (B) of this Section 8(e)(ii) respectively, and BMTI may place only one such order.  BMTI’s failure to request such an order within such thirty (30) day period, shall **.  Integra shall be obligated to manufacture and supply to BMTI, and BMTI shall be obligated to take delivery of and pay for, the quantity ordered by BMTI hereunder (which quantity may not exceed the Termination Quantity), in accordance with the terms and conditions of this Agreement and the second paragraph of this Section 8(e)(ii).  For purposes of this Section 8(e)(ii), the “Termination Quantity” shall mean **.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

BMTI may request delivery dates for such Product, but, notwithstanding BMTI’s requests, Integra may supply such Product at any time and from time to time in its sole discretion during the period beginning on the date of receipt of BMTI’s firm purchase order for Product (the quantity of which may not exceed the Termination Quantity) and ending **.   Product shipped to BMTI pursuant to this Section 8(e)(ii) must have **.

Product supplied under this Section shall comply with the terms and conditions of this Agreement and BMTI shall pay Integra for such Product in compliance with the terms and conditions of this Agreement.

Integra shall not be obligated to supply Product to BMTI under this Section for terminations or expirations of this Agreement for any reason other than (A) termination by BMTI for cause under Section 8(b) and (B) Integra’s termination at the end of the Initial Term or after the Initial Term under Section 8(a).

(iii)           Confidential Information.  Upon expiration or termination of this Agreement, Confidential Information shall be treated as provided in Section 9(f)(iii).

(f)           Limitation on Liability.  In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other due to such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Integra or BMTI.  Except as set forth in Section 3(e)(ii)(C) with respect to Integra, termination shall not, however, relieve either party of obligations incurred prior to the termination.

(g)           Survival of Certain Terms.  The provisions of Sections 1, 3(c), 3(d), 3(g), 3(h), 4 (with respect to the delivery of Product described in Section 8(e)(ii), 5, 6, the first sentence of 7(a)(with respect to the delivery of Product described in Section 8(e)(ii)), 7(d), 8(e), 8(f), 8(g), 9, 10 and 11, and all payment obligations incurred prior to the date of termination, shall survive the termination of this Agreement for any reason.  All other rights and obligations of the parties shall cease upon termination of this Agreement.

9.           PROPERTY RIGHTS AND CONFIDENTIALITY

(a)           Intellectual Property Rights.  BMTI agrees that Integra owns and shall retain all Intellectual Property Rights in and to the Product and pertaining to developments or improvements to the Products and all Inventions created or developed under this Agreement, including without limitation, any changes to the Product developed or suggested by BMTI.  No rights or licenses are granted other than those expressly set forth herein.  This Agreement does not constitute a license to use the Integra name, trademarks or tradenames for any purpose and upon termination of this Agreement, the use, if any, by BMTI of any Integra trademarks shall cease.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(b)           BMTI's Right to Use and Distribute Product Purchased Hereunder.  Subject to the terms and conditions of this Agreement and provided that BMTI complies with the terms and conditions of this Agreement, Integra grants BMTI a non-transferable, fully paid, royalty free (except for the distribution fees to be paid hereunder on the BMTI Product) and non-assessable worldwide license (with no sublicense rights) to process, use, sell, offer for sale and distribute in the Field in the Territory the Product purchased by BMTI from Integra under Section 3 of this Agreement only when incorporated into a BMTI Product.

(c)           No Right to Manufacture or Copy.  The Product sold by Integra hereunder is subject in every case to the condition that such sale does not convey to BMTI, to any agent or representative of BMTI or to any third party any license, expressly or by implication, to manufacture, duplicate or otherwise copy, re-engineer or reproduce any of the Product.

(d)           Infringement of Integra Patents by Third Parties.  BMTI shall notify Integra promptly in writing in the event it becomes aware of any third party infringement or threatened infringement of any patent or other Intellectual Property Right owned by or licensed to Integra which covers the Product.  Integra shall have the exclusive right to control any enforcement against such infringement or threatened infringement.  Integra may, in its sole judgment and at its own expense, but shall not be required to, institute suit against any such infringer or alleged infringer and control, settle and defend such suit and recover, for its account, any damages, awards or settlements therefrom.  BMTI shall reasonably cooperate and use its commercially reasonable efforts to assist Integra in any such litigation, including without limitation, by joining in such litigation if requested by Integra, and Integra shall reimburse BMTI for BMTI’s direct documented out-of-pocket expenses incurred as a result of such cooperation.

 (e)           Infringement of BMTI Patents by Third Parties.  BMTI shall have the exclusive right to control any enforcement against such infringement or threatened infringement of any patent or other intellectual property right owned by BMTI which covers the BMTI Product.  BMTI may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle and defend such suit and recover, for its account, any damages, awards or settlements therefrom.  Integra shall reasonably cooperate and use its commercially reasonable efforts to assist BMTI in any such litigation but shall not be required to join in such litigation.  BMTI shall reimburse Integra for Integra’s direct documented out-of-pocket expenses incurred as a result of such cooperation.

Should any third party infringement or threatened infringement jointly affect both the Product and BMTI Product, the Parties will mutually determine how to cooperate in the legal proceeding, but neither party shall in any event be obligated to proceed with any enforcement, legal proceeding, or other action with respect to such third party.

(f)           Confidentiality.

(i)           Each party acknowledges that by reason of its relationship to the other hereunder, it will have access to certain proprietary information and materials concerning the other party’s business, plans, customers, technology, and products, conveyed orally, in writing or through other tangible materials (the “Confidential Information”).  Each party agrees that it will not use in any way for its own account or the account of any third party (except for the purpose of performing its obligations under this Agreement), nor disclose to any third party, any such Confidential Information revealed to it by the other party without the express written consent of the disclosing party.  Each of the parties further agrees to use the same degree of care concerning Confidential Information as it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any third party of the Confidential Information received from the disclosing party hereunder.  The parties agree that they shall acquire no rights with respect to Confidential Information of the other party received hereunder.  The parties agree that the Confidential Information received by a disclosing party hereunder shall not be disclosed to any third party or to any employee, officer or director of the receiving party, except to those employees, officers and directors whose responsibilities require such disclosure for purposes of performing the parties’ obligations under this Agreement; provided that such employees, officers and directors have entered into confidentiality agreements with provisions substantially similar to those set forth in this Section 9(f).

(ii)          The obligations hereunder shall not apply to Confidential Information:  (A) which the receiving party can demonstrate by written records was known to the receiving party prior to the date of disclosure by the disclosing party; provided that such information was not obtained by the receiving party through wrongful disclosure by a third party receiving such information in confidence from the disclosing party; (B) which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the receiving party; (C) which, as can be established by written records, is independently developed by the receiving party without benefit of Confidential Information received from the disclosing party; (D) which is disclosed to the receiving party, after the date of disclosure by the disclosing party, by a third party having a right to make such disclosure. Either party may disclose Confidential Information which is required to be disclosed by applicable law or proper legal, governmental or other competent authority or included in any filing or action taken by the receiving party to obtain government approval to market the Product; provided, however, that when permitted by the provisions of local laws, the receiving party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement and provided further that, with regard to a court order or similar process, the party whose information is to be disclosed shall be notified sufficiently in advance of such requirement (if practicable) so that it may seek a protective order (or equivalent) with respect to such disclosure, which the other party shall fully comply with.

(iii)          Upon expiration or termination of this Agreement, the receiving party shall either return to the disclosing party or destroy any tangible copies of any Confidential Information provided to it by the disclosing party hereunder, provided, however, that each party may retain one (1) copy of the Confidential Information for archival records to identify and comply with the obligations assumed hereunder.

(iv)         The obligations of this Section 9(f) shall survive termination of this Agreement for any reason.

10.          INDEMNIFICATION AND INSURANCE BY BMTI.

(a)           No Liability for BMTI Products.  Integra has no control over the uses of the Product by BMTI or any third party or user of the Product, or over the circumstances of the Product’s use, storage, handling, distribution or application after shipment from Integra’s facility.  BMTI assumes full responsibility with respect to the use of the Products, and it is agreed by the parties that Integra assumes no liability of any kind with respect to the use by BMTI or any third party of the Products alone or in connection with any other product or procedure, including without limitation, the BMTI Products.

(b)           Indemnification.  BMTI agrees at BMTI’s own expense, to indemnify and promptly defend and hold harmless Integra and its affiliates, and their respective directors, officers, members, counsel, employees, agents and representatives and the successors and assigns of any of the foregoing (the “Integra Indemnitees”) against any and all claims, demands, actions, liabilities, damages, losses, judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and other expenses incurred investigating, preparing for or defending any proceeding or litigation, commenced or threatened)(collectively, “Claims”) arising out of or in connection with or as a result of (i) the transportation, handling, storage, design, manufacture, marketing, sale or use of the Product or any product or procedure used with the Product, including without limitation, the BMTI Products; (ii) the bodily injury, property damage or any other damage or injury caused, in whole or in part, by any use of the Products, either alone or in connection with any other product or procedure, including without limitation, the BMTI Products, (iii) the use, marketing, distribution or sale (by BMTI, or any third party) of the Product, either alone or in connection with any other product or procedure, including without limitation, the BMTI Products, in violation of applicable statutes, laws, rules, regulations, ordinances or decrees of governmental authorities in the Territory, (iv) BMTI’s breach of the representations, warranties, covenants and agreements contained in this Agreement and (v) the negligence or willful misconduct of BMTI.  This indemnification shall not apply to the extent that Integra’s failure to notify BMTI of any such claim, to cooperate at BMTI’s expense, in any investigation, defense or settlement of such claim or to provide BMTI with sole control of the defense and settlement of such claim, prejudices BMTI’s defense of such Claim.

(c)           Insurance.  BMTI agrees to maintain in force with a company or companies acceptable to Integra, commercial general liability insurance providing coverage for liability arising from BMTI’s activities under this Agreement and product liability insurance with respect to the products sold hereunder, including without limitation, the BMTI Products, with minimum annual limits of (i) $** per occurrence and $** in the aggregate for the period during which the BMTI Product is in clinical trials and (ii) $** per occurrence and $** in the aggregate commencing on the date the BMTI Product is approved for commercial sale and ending ** (**) years after the termination or expiration of this Agreement.  This insurance coverage shall satisfy the following requirements:  (i) be issued by carriers having a Best’s Rating of A or better, and a Best’s Financial Size Category of Class VII or better, (ii) be primary, with the policies of Integra being excess and contributing, (iii) be endorsed to provide a waiver of subrogation in favor of Integra, (iv) be endorsed to include Integra as an “additional insured” on a form which does not exclude the contributory negligence of Integra, and (v) contain a provision in which the insurance carrier will provide sixty (60) days prior written notice to Integra of cancellation, suspension, non-renewal or substantial modification.  BMTI shall furnish Integra with certificates of insurance and, at Integra’s request, copies of all insurance policies and renewals thereof to be maintained by BMTI hereunder.  All certificates of insurance must be received and acceptable to Integra, no later than the Effective Date of this Agreement, and annually thereafter.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

11.           GENERAL PROVISIONS

(a)           Choice of Law; Venue.  This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state without regard to the provisions governing conflict of laws under such laws.  The parties hereby expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

(c)           Notices.  Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be sent by registered airmail or express courier (such as DHL or Federal Express), addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice shall be deemed to have been given upon the earlier of receipt by the party to whom notice was sent or five (5) days after shipment, if by registered airmail.  Addresses for the parties are as follows:

BMTI:                  BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN  37067
Attn: Dr. Samuel E. Lynch

with a copy to:

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN  37067
Attn:  General Counsel

Integra:                Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536
Attention:  Vice President of Corporate Development

with a copy to:

Integra LifeSciences Corporation
311 Enterprise Drive

Plainsboro, New Jersey  08536

Attention:  Senior Vice President and General Counsel, Human Resources and Secretary

(d)           Force Majeure.  Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

(e)           Non-assignability.  Neither party may assign or transfer, whether voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the prior written consent of the other party.  Any purported transfer, assignment or delegation without such prior written consent will be null and void and of no force or effect.  Notwithstanding the foregoing, either party shall have the right to assign this Agreement to any affiliate or to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

(f)           Independent Contractors.  The distribution relationship of Integra and BMTI established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever.  All financial obligations associated with BMTI’s business are the sole responsibility of BMTI.  All financial obligations associated with Integra’s business are the sole responsibility of Integra.

(g)           Severability.  If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect.  The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

(h)           Waiver.  Neither party may waive or release any of its rights or interest in this Agreement except in writing.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent failure to perform any such term or condition.

(i)           Remedies.  Remedies provided herein shall be exclusive of all other remedies.  The exercise by a party of one remedy shall not preclude that party from exercising any other remedy provided with respect to the same event.  Where no remedies are provided, remedies of the parties shall be cumulative and in addition to all other remedies existing at law or in equity.

(j)           Amendments.  No amendment to this Agreement shall bind either party unless made in writing and executed by duly authorized officers of both parties.

(k)           Headings.  The headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of the subject matter contained in the section or article to which a particular heading relates.

(l)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Distribution Agreement on behalf of Integra and BMTI, as applicable.

BioMimetic Therapeutics, Inc.		Integra LifeSciences Corporation

By:	/s/ Samuel Lynch	By:	/s/ Stuart Essig

Name: Samuel Lynch		Name: Stuart Essig

Title: CEO		Title: President & CEO

Date: 7/20/2010		Date: 7/26/2010

EXHIBIT A
Product Specifications

SEE ATTACHED

INTEGRA LIFESCIENCES	**
DIVISION OR SUBSIDIARY Integra LifeSciences	STANDARD OPERATING PROCEDURE	Procedure Number: **: 2 Effective Date: ** Page 1 of 2
SUBJECT: ** – **
DEPARTMENT(S): **	AUTHOR/DATE: **
DOCUMENT REFERENCES:
APPROVALS/DATE:	**	**
	Manufacturing	Quality Management

CONTENTS:
1.0         Product Description

1.0           PRODUCTION DESCRIPTION
1.1         The Absorbable Collagen Tape is a soft, white, pliable, nonfriable compressed collagen sponge.  The Product is packaged in a PVC blister with an adhesive coated Tyvek lid produced under cGMP conditions.

1.2         Catalog Number/Product Description:

Product	Catalog No.	Size	**
Collagen Tape	**	**	**

1.3	Packaging: Single Blister thermoformed package. Sponge packaged in PVC tray and sealed with Tyvek lid.

1.4	Label Requirements: Refer to purchase specifications for each label type.

1.5	Method of **:	**

1.6	Regulatory Requirements:	PMA approved by FDA and CE mark approved.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

INTEGRA LIFESCIENCE	**
DIVISION OR SUBSIDIARY Integra LifeSciences	STANDARD OPERATING PROCEDURE	Procedure Number: **: 2 Effective Date: ** Page 2 of 2
SUBJECT: ** – **
DEPARTMENT(S): **	AUTHOR/DATE: **

1.7	Product Specifications

Test	Specification
**	**
**	**
**	**
**	**
**	**
**
**	**
**	**
**	**
**	**

1.8	Expiration Dating: ** from date of packaging. Dating has been established by **. Lot number and expiration dating must appear on each unit and on the case box.

1.9	Storage Conditions: Ambient conditions, avoiding excess heat and humidity.

1.10	Shipping Conditions: No special instructions.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

EXHIBIT B
Transfer Price

The Transfer Price shall be $** per unit (for the current size of Product).  Distribution Fees shall also be payable in accordance with Section 3(c) of this Agreement.

[**] Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

EXHIBIT C

Product Warranty

Integra warrants to the original purchaser only that each new INTEGRA product is free from manufacturing defects in material and workmanship under normal use and service for a period from the date of shipment until the expiration date stated on any product labeling (provided that CUSTOMER complies with all instructions and requirements regarding the transportation, use and storage of the Products).

If any covered defect occurs during the warranty period or term of such placement agreement, the purchaser should communicate directly with INTEGRA’s home office.  If purchaser seeks to invoke the terms of this warranty, the product must be returned to INTEGRA at its home office. The defective product should be returned promptly, properly packaged and postage prepaid. Loss or damage in return shipment to INTEGRA shall be at CUSTOMER’s risk.  INTEGRA's sole responsibility under this warranty shall be repair or replacement, at INTEGRA’s sole discretion at INTEGRA’s expense, subject to the terms of this warranty and applicable agreements.

IN NO EVENT SHALL INTEGRA BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE ACQUISITION OR USE OF ANY INTEGRA PRODUCT. Further, this warranty shall not apply to, and INTEGRA shall not be responsible for, any loss arising in connection with the purchase or use of any INTEGRA product that has been repaired by anyone other than an authorized INTEGRA service representative or altered in any way so as, in INTEGRA’s judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, or which has been used otherwise than in accordance with the instructions furnished by INTEGRA. THIS LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON INTEGRA’S PART, AND INTEGRA NEITHER ASSUMES NOR AUTHORIZES ANY REPRESENTATIVE OR OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH INTEGRA’S PRODUCTS.

INTEGRA DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION OR WARRANTY OF QUALITY AS WELL AS ANY EXPRESS OR IMPLIED WARRANTY TO PATIENTS.  No warranty or guarantee may be created by any act or statement nor may this Standard Warranty be modified in any way, except as a result of a writing signed by an officer of INTEGRA.  These limitations on the creation or modification of this warranty may not be waived or modified orally or by any conduct.